Exhibit 2.1

PLAN OF CONVERSION

OF

EV MOBILITY, LLC.

A DELAWARE LIMITED LIABILITY CORPORATION

INTO

EV MOBILITY, INC.

A DELAWARE CORPORATION

THIS PLAN OF CONVERSION (this “Plan”) is entered into by EV Mobility, LLC, a Delaware limited liability corporation (the “Converting Entity”), which intends to convert (the “Conversion”) into EV Mobility, Inc., a Delaware corporation (the “Converted Entity”) as of [  ], 2023.

WHEREAS, the Converting Entity is a limited liability corporation (LLC) formed on March 2, 2021, by filing the certificate of formation with the Secretary of State of Delaware in accordance with the Delaware Act;

WHEREAS, under the terms of the operating agreement of the Converting Entity, the Converting Entity is managed by the managing member (the “Managing Member”);

WHEREAS, the Managing Member of the Converting Entity has determined that it is advisable and in the best interests of the Converting Entity to convert from a Delaware limited liability corporation to a Delaware corporation;

WHEREAS, it is intended that the conversion of the Company will be treated as an exchange pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), for US federal income tax purposes; and

WHEREAS, the Managing Member have approved the conversion of the Company into a Delaware corporation in accordance with this Plan.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements, undertakings and obligations set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Conversion; Effect of Conversion.

(a) The name of the Converting Entity is EV Mobility, LLC, a Delaware limited liability corporation.

(b) The name of the Converted Entity shall be EV Mobility, Inc., a corporation organized under the laws of the State of Delaware.

(c) Upon the Effective Time (as defined below), and in accordance with Section 265 of the Delaware General Corporation Law (the “DGCL”) and Section 18-216 of the Limited Liability Company Act of the State of Delaware, the Converting Entity shall be converted from a Delaware LLC to a Delaware corporation and shall thereafter be subject to all of the provisions of the DGCL, except that notwithstanding Section 106 of the DGCL, the existence of the Converted Entity shall be deemed to have commenced on the date the Converting Entity commenced its existence as an LLC.

(d) Upon the Effective Time (as defined below), by virtue of the Conversion and without any further action on the part of the Converting Entity or its stockholders, the Converted Entity shall for all purposes of the laws of the State of Delaware, be deemed to be the same entity as the Converting Entity existing immediately prior to the Effective Time. Upon the Effective Time (as defined below), by virtue of the Conversion and without any further action on the part of the Converting Entity, for all purposes of the laws of the State of Delaware, all of the rights, privileges and powers of the Converting Entity existing immediately prior to the Effective Time, and all property, real, personal and mixed, and all debts due to the Converting Entity existing immediately prior to the Effective Time, shall remain vested in the Converted Entity and shall be the property of the Converted Entity and the title to any real property vested by deed or otherwise in the Converting Entity existing immediately prior to the Effective Time shall not revert or be in any way impaired by reason of the Conversion; but all creditors and all liens upon any property of the Converting Entity existing immediately prior to the Effective Time shall be preserved unimpaired, and all debts, liabilities and duties of the Converting Entity existing immediately prior to the Effective Time shall remain attached to the Converted Entity upon the Effective Time, and may be enforced against the Converted Entity to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Converted Entity in its capacity as a corporation of the State of Delaware. The rights, privileges, powers and interests in property of the Converting Entity existing immediately prior to the Effective Time, as well as the debts, liabilities and duties of the Converting Entity existing immediately prior to the Effective Time, shall not be deemed, as a consequence of the Conversion, to have been transferred to the Converted Entity upon the Effective Time for any purpose of the laws of the State of Delaware.

(e) Subject to the terms and conditions of this Plan, at the Effective Time, all 100% of the membership interests of the Converting Entity outstanding immediately prior to the Conversion, shall, by virtue of the Conversion and without any action on the part of the holder thereof, be converted into, in the aggregate, 10,000,000 shares of common stock, par value $0.0001 per share, of the common stock of the Converted Entity (“Common Stock”), and as of the Effective Time, each such share of Common Stock shall be duly and validly issued, fully paid, and nonassessable. The shares of Common Stock into which the membership interests of the Converting Entity shall be converted at the Effective Time have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and may not be transferred, pledged, or hypothecated except as permitted under the Securities Act and applicable state securities laws pursuant to registration or exemption therefrom. Any certificates evidencing the Common Stock, or any other securities issued in respect of the Common Stock upon any split, dividend, recapitalization, merger, consolidation, or similar event, shall bear any legend required by the Corporation, the Securities Act, or applicable state securities laws, or called for by an agreement between the Corporation and any stockholder.

(f) The Conversion shall not be deemed to affect any obligations or liabilities of the Converting Entity incurred prior to the Conversion or the personal liability of any person incurred prior to the Conversion.

2. Filings. As promptly as practicable following the adoption of this Plan by the Board of Directors and the stockholders of the Converting Entity, the Converting Entity shall cause the Conversion to be effective by:

(a) executing and filing (or causing the execution and filing of) a Certificate of Conversion pursuant to Sections 103 and 265 of the DGCL, substantially in the form of Exhibit A hereto (the “Certificate of Conversion”); and

(b) executing and filing (or causing the execution and filing of) a Certificate of Incorporation of the Converted Entity, substantially in the form of Exhibit B hereto (the “Certificate of Incorporation”).

3. Effective Time. The Conversion shall become effective upon the later of (i) the effectiveness of the filing of the Articles of Conversion and (ii) the effectiveness of the filing of the Certificate of Conversion and of the Certificate of Incorporation (the “Effective Time”).

5. Effect of Conversion. Upon the Effective Time, the Company shall continue its existence in the organizational form of a Delaware corporation. At the Effective Time, the Company’s certificate of formation and operating agreement shall terminate and be of no further force or effect and shall be superseded in their entirety by the Certificate of Incorporation and the Bylaws (as defined in Section 7 below), and no party shall have any further rights, duties, or obligations pursuant to the Company’s certificate of formation or the operating agreement. Notwithstanding the foregoing, the Conversion shall not be deemed to affect any obligations or liabilities of the Company or the personal liability of any Person prior to the Conversion.

5. Tax Reporting. The Conversion has been structured to be treated, for US federal income tax purposes, as if the Company transferred its assets to the Corporation for shares of the Corporation’s common stock pursuant to an exchange described in Section 351 of the Code, followed by a distribution of the shares of the Corporation’s common stock to the members in liquidation of the Company, as described in Rev. Rul. 2004-59.

6. Further Assurances. If, at any time after the Effective Time, the Converted Entity shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan, (a) to vest, perfect or confirm, of record or otherwise, in the Converted Entity its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Converting Entity existing immediately prior to the Effective Time, or (b) to otherwise carry out the purposes of this Plan, the Converted Entity and its officers and directors (or their designees), are hereby authorized to solicit in the name of the Converted Entity any third-party consents or other documents required to be delivered or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Converting Entity existing immediately prior to the Effective Time and otherwise to carry out the purposes of this Plan.

7. Delaware Bylaws. Upon the Effective Time, the bylaws substantially in the form of Exhibit C hereto shall be the Bylaws of EV Mobility, Inc.

8. Miscellaneous.

(a) Copy of Plan of Conversion. Following the Conversion, a copy of this Plan will be kept on file at the offices of the Converted Entity, and any stockholder of the Converted Entity (or former stockholder of the Converting Entity) may request a copy of this Plan at no charge at any time.

(b) Termination. At any time prior to the Effective Time, this Plan may be terminated, and the transactions contemplated hereby may be abandoned by action of the Managing Member of the Converting Entity if, in the opinion of the Managing Member of the Converting Entity, such action would be in the best interests of the Converting Entity. In the event of termination of this Plan, this Plan shall become void and of no further force or effect.

(c) Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person other than as expressly provided herein. For the avoidance of doubt, following the Conversion the Converting Entity will hold all of the rights and obligations of the Converted Entity under this Plan.

(d) Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

(e) Governing Law. All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, the Managing Member hereto has executed this Plan as of the day and year first above written.

CONSITUTENT ENTITY:

EV MOBILITY, LLC

By:
Ramy El-Batrawi
Chief Executive Officer

EXHIBIT A

Certificate of Conversion

See attached

EXHIBIT B

Certificate of Incorporation

See attached

EXHIBIT C

Bylaws of EV Mobility, Inc.

See attached